UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2014 (October 6, 2014)

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 6, 2014, Transocean Inc., a wholly-owned subsidiary of Transocean Ltd. (the “Company”), issued a notice of partial redemption to holders of its outstanding 4.95% Senior Notes due 2015 (the “Notes”) pursuant to the Indenture dated December 11, 2007 by and among the Company, Transocean Ltd., as guarantor, and Wells Fargo Bank, National Association, as trustee, as amended and supplemented by the Fourth Supplemental Indenture dated September 21, 2010 and other supplemental indentures thereto (as so amended and supplemented, the “Indenture”).  The Company will redeem $207 million aggregate principal amount of the currently outstanding $1.1 billion aggregate principal amount of Notes on November 17, 2014.  The redemption price of the Notes is equal to the principal amount thereof plus accrued and unpaid interest up to, but excluding, the redemption date, plus a “make whole” premium in accordance with the Indenture.

Forward Looking Statements

Statements included in this Current Report on Form 8-K regarding the notice of partial redemption to holders of its
Notes, as described in this report, that are not historical facts are forward looking statements. These statements involve risks and uncertainties including, but not limited to the operations of the Company and other related items that are detailed in risk factors and elsewhere in Transocean Ltd.'s Annual Report on Form 10-K for the year ended 2013, subsequent Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Transocean Ltd. disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: October 9, 2014	By	/s/ Jill S. Greene
Jill S. Greene
Authorized Person